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                            CERTIFICATE OF TRUST
                                      OF
              LEHMAN BROTHERS/FIRST TRUST INCOME OPPORTUNITY FUND

    This Certificate of Trust of Lehman Brothers/First Trust Income Opportunity Fund, a business trust which proposes to register under the Investment Company Act of 1940, as amended (the "Business Trust"), filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code '' 3801 et seq.), sets forth the following:

    FIRST:      The name of the Business Trust is Lehman Brothers/First Trust
Income Opportunity Fund.

    SECOND:     As required by 12 Del. Code '' 3807(b) and 3810(a)(1)(b), the name and business address of the Business Trust's Registered Agent for Service of Process and the address of the Business Trust's Registered Office are:

                                             Address of Business Trust's
                                             Registered Office and Business
     Resident Agent                          Address of Registered Agent
     --------------                          ------------------------------

     National Corporate Research, Ltd.       615 South DuPont Highway
                                             Dover, DE 19901

     The name and business address of the initial trustee of the Business Trust is as follows:

     Name                                    Business Address
     ----                                    ----------------

     Kurt Locher                             Lehman Brothers
                                             399 Park Avenue
                                             New York, New York 10022

     THIRD:     The nature of the business or purpose or purposes of the
Business Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the Investment Company Act of 1940, as amended, through one or more series of shares of beneficial interest, investing primarily in securities.

     FOURTH:    The trustee of the Business Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in any manner now or hereafter prescribed by statute.

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     FIFTH:     This Certificate of Trust shall become effective immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being the initial trustee of Lehman Brothers/First Trust Income Opportunity Fund, has duly executed this Certificate of Trust as of this 8th day of April, 2003.


                                                 /s/  Kurt Locher
                                                 ----------------------------
                                                 Kurt Locher
                                                 as Trustee and not individually